SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                           DOLLAR GENERAL CORPORATION
                      -------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                -------------------------------------------------
                         (Title of Class of Securities)


                                   256669-10-2
                          ----------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act )however, see the Notes).

CUSIP No. 256669-10-2                                          Page 2 of 4 Pages


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1.  NAME OF REPORTING PERSON - JAMES STEPHEN TURNER
    SS#  ###-##-####
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2.  CHECK THE APPROPRIATE BOX IF A MEMEBER OF A GROUP                   (A) [ ]
                                                                        (B) [ ]
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States

--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER
NUMBER OF                           1,836,864
SHARES                     -----------------------------------------------------
BENEFICIALLY               6.  SHARED VOTING POWER
OWNED BY                            57,059,010
EACH                       -----------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON                              1,836,864
WITH                       -----------------------------------------------------
                        8. SHARED DISPOSITIVE POWER
                                    57,059,010

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9.  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                    58,895,874

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                    17.8%

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12.  TYPE OF REPORTING PERSON
                                       IN

--------------------------------------------------------------------------------

CUSIP No. 256669-10-2                                          Page 3 of 4 Pages


ITEM 1(A)         NAME OF ISSUER:           DOLLAR GENERAL CORPORATION
--------------------------------------------------------------------------------
ITEM 1(B)         ADDRESS OF ISSUER'S       100 MISSION RIDGE
                  PRINCIPAL EXECUTIVE       GOODLETTSVILLE, TN  37072-2170
                  OFFICES:
--------------------------------------------------------------------------------
ITEM 2(A)         NAME OF PERSON FILING:    JAMES STEPHEN TURNER
                                            100 MISSION RIDGE
                                            GOODLETTSVILLE, TN  37072-2170
--------------------------------------------------------------------------------
ITEM 2(B)         ADDRESS OF PRINCIPAL      100 MISSION RIDGE
                  BUSINESS OFFICE:  GOODLETTSVILLE, TN  37072-2170
--------------------------------------------------------------------------------
ITEM 2(E)         CUSIP NUMBER:             256669-10-2
--------------------------------------------------------------------------------
ITEM 2   CITIZENSHIP:                       UNITED STATES OF AMERICA
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ITEM 2(D)         TITLE OF CLASS            COMMON STOCK,, $.50 PAR VALUE
                OF SECURITIES:          (THE "SHARES")
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ITEM    3 IF THIS  STATEMENT IS FILED PURSUANT TO RULES  13D-1(B),  OR 13D-2(B),
        CHECK WHETHER THE PERSON FILING IS A:

        NOT APPLICABLE
--------------------------------------------------------------------------------
ITEM 4   OWNERSHIP

(A)  AMOUNT BENEFICALLY OWNED:                  58,895,874
(B)  PERCENT OF CLASS:                               17.8%

NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

(i)   SOLE POWER TO VOTE OR DIRECT THE VOTE:      1,836,864
(ii)  SHARES POWER TO VOTE OR DIRECT THE VOTE:   57,059,010
(iii) SOLE POWER TO DISPOSE OR TO DIRECT
      THE DISPOSITION OF:                         1,836,864
(iv)  SHARED POWER TO DISPOSE OR TO DIRECT
      THE DISPOSITION OF:                        57,059,010
--------------------------------------------------------------------------------
ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                Not Applicable

--------------------------------------------------------------------------------
ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON

                The Turner Children Trust Dated January 21, 1980
--------------------------------------------------------------------------------
ITEM 7            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                Not Applicable

--------------------------------------------------------------------------------
ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  Not Applicable

--------------------------------------------------------------------------------
ITEM 9            NOTICE OF DISSOLUTION OF GROUP
                  Not Applicable

--------------------------------------------------------------------------------

ITEM 10           CERTIFICATION
                  Not Applicable

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

CUSIP No. 256669-10-2                                          Page 4 of 4 Pages


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.




February 14, 2001                             By:  /s/ James Stephen Turner
                                                   -------------------------
                                                   James Stephen Turner